Exhibit 99.1

[Logo of Log On America]                        Contact:
                                                David Paolo
                                                Log On America, Inc.
                                                settlement@loa.com
                                                www.loa.com

For Immediate Release
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Log On America Settles Litigation with Preferred Holder

PROVIDENCE, R.I., February 8, 2002 /PRNewswire/ -- Log On America, Inc. (OTC Bulletin Board: LOAX.OB - www.loa.com) today announced that it has entered into a settlement agreement, which settled all claims with Promethean Asset Management L.L.C. ("Promethean"), and HFTP Investments ("HFTP").

On February 23, 2000, HFTP invested $3.75 million to purchase shares of convertible preferred stock of the Company. Following suit by the Company, HFTP submitted a redemption claim in the amount of $5,852,775 pursuant to its contract with the Company. HFTP also brought suit against the Company in Delaware for this amount, among other damages.

David Paolo, LOA's CEO states: "After investigation, the Company concluded that it could not substantiate its claims against HFTP and Promethean. The Company after due investigation has found no evidence of wrongdoing or violation, either legal or contractual, by Promethean and HFTP. The Company now believes to be true the affidavit submitted by James O'Brien that neither HFTP nor Promethean shorted stock of Log On America (directly or indirectly), despite the fact that neither HFTP nor Promethean were prohibited from doing so. Further, the Company now believes that it may have received erroneous information from certain sources that may have been competitors of Promethean."

Accordingly, the Company is honoring the full redemption claim of $5,852,775. The $5,852,775 will be paid as follows: $500,000 on or before February 28th, $500,000 in 60 days and the remaining $4,852,775 plus interest at the rate of 9% will be payable in monthly installments of $100,000 until the obligation is fully discharged.

The obligation to pay HFTP is evidenced by a Stipulation and Order entered in the Federal Court in the Southern District of New York providing for entry of judgment in the event of payment default. As further assurance, the Company has also agreed to a confession of judgment to be held in escrow pending any defaults by LOA in its payment obligations in the amount of $5,852,775, less any payments previously made by LOA in accordance with the above provisions, in the relevant Delaware court.

David R. Paolo ended with: "We appreciate Promethean recognizing the challenges we face as a business. Log On America will now have a finite capital structure of approximately 12,000,000 shares including conversion of all classes of Preferred Stock and long-term debt of approximately $6,600,000."


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About Log On America

Log On America is a full service provider of business communication technologies. We deliver a unique end-to-end customer experience from consultation through professional managed services. Our core services include:
Business Telephone & Voicemail Systems, Dial-up & High-speed Internet Access, Website Creation & Hosting, Integrated Voice & Data Services, Server Collocation, Niche ASP Applications, Managed Service Level Agreements, and Network Consultancy, Architecture & Implementation (LAN,WAN,VPN). Our expertise lies in a wide array of business communication solutions all of which may be customized and scaled to the specific needs of your business today and in the future.

Forward-looking Statements

Statements made in this news release, may contain forward-looking statements concerning our business and products. Our actual results may differ materially depending on a number of risk factors including, but not limited to, the following: general economic and business conditions, development, shipment, market acceptance, additional competition from existing and new competitors, changes in technology, and various other factors beyond our control. Other risks inherent in our business are described in our Securities and Exchange Commission filings, including our most recently filed Forms 10KSB and 10QSB. We undertake no obligation to revise or update any forward-looking statements to reflect events or circumstances after the date of this release.

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